Exhibit 2.1

_____________________________________________________________________

STOCK PURCHASE AGREEMENT

BY AND AMONG

BEL FUSE INC.

POWER-ONE, INC.

AND

PWO HOLDINGS B.V.

DATED AS OF APRIL 25, 2014

_____________________________________________________________________

i

EXHIBITS

Exhibit A – Closing Date Cash, Closing Date Indebtedness and Net Working Capital Accounts and Principles
Exhibit B – Companies
Exhibit C – Income Statements and Net Asset Statements
Exhibit D-1 – Intellectual Property Assignment Agreement (U.S.)
Exhibit D-2 –  Intellectual Property Assignment Agreement (non-U.S.)
Exhibit E – Net Asset Statement Principles
Exhibit F – Form of Patent License Agreement
Exhibit G – Form of Software License Agreement
Exhibit H – Form of Trademark License Agreement
Exhibit I – Form of Transition Services Agreement
Exhibit J – Purchase Price Allocation

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (together with the Disclosure Schedules, this “Agreement”), dated as of April 25, 2014, is entered into between Bel Fuse Inc., a New Jersey corporation (“Buyer”), Power-One, Inc., a Delaware corporation (“U.S. Seller”), and PWO Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the Laws of the Netherlands (“Non-U.S. Seller” and together with “U.S. Seller”, “Sellers”, each, a “Seller”).

RECITALS

WHEREAS, the Acquired Companies (as defined below), each of which is a direct or indirect Subsidiary of a Seller, together with the JV (as defined below) operate the power solutions segment of U.S. Seller’s business; and

WHEREAS, Sellers wish to sell or cause to be sold to Buyer (or its designated Affiliate(s)), and Buyer (or its designated Affiliate(s)) wishes to purchase from Sellers, all of the outstanding equity interests of the Companies (collectively, the “Shares”), in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means PricewaterhouseCoopers LLP; provided, however, that if PricewaterhouseCoopers LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and U.S. Seller.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Acquired Companies” means the Companies and the Company Subsidiaries.

“Additional Payment Amount” has the meaning set forth in Section 2.4(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Agreements” means the Transition Services Agreement and any equity transfer agreements to effect the transactions contemplated hereby.

“Anticorruption Laws” shall mean (i) the FCPA and (ii) any other Law promulgated by any Governmental Body applicable to any Acquired Company relating to bribery or corruption.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Base Purchase Price” has the meaning set forth in Section 2.3(c).

“Business” means the power solutions segment of U.S. Seller’s business as conducted as of the date hereof.  Without limiting the generality of the foregoing, the Business included as of the date thereof the assets, liabilities, equity and results of operations reflected in the Financial Statements.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York or Zurich, Switzerland are authorized or required by Law to be closed.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Buyer Fundamental Representation” has the meaning set forth in Section 8.1(a).

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement in a timely manner.

“Cash” means all of the cash-like items highlighted in the Cash-Like Items column of Exhibit A, each as determined in accordance with the principles, policies and practices set forth in Exhibit A.

“China Entities” means or Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd. China, Power-One Co., Ltd. and the JV.

“Chosen Courts” has the meaning set forth in Section 9.10(b).

“Circular 698” means Circular 698 issued by the PRC State Administration of Taxation on December 10, 2009, titled “Notice on Strengthening the Administration of Enterprise Income Tax on Income Derived from Equity Transfer Made by Non-Resident Enterprise” (关于加强非居民企业股权转让所得企业所得税管理的通知), effective as of January 1, 2008, and any PRC Laws in force from time to time that operate to restate, amend or repeal any of the aforesaid regulation or any part thereof.

“Circular 698 Tax Obligations” means the capital gains Tax and related reporting obligations required in China due to the transfer of shares, as prescribed by the Chinese Tax Authorities in Circular 698, that apply in case of a transfer of any of the China Entities pursuant to this Agreement.

“Claim” has the meaning set forth in Section 8.5(a).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Cash” shall mean the Cash on the Closing Date.

“Closing Date Indebtedness” means (without duplication) the amount as of the Closing Date, of all Specified Indebtedness.

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means the Persons listed in Exhibit B.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), and each other material plan, program, agreement, arrangement or policy relating to stock options, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, incentive, severance, retention, fringe benefits or employee benefits, including individual employment, consulting, change in control and severance agreements, in each case to the extent material to the Acquired Companies, taken as a whole, and maintained or contributed to, or required to be maintained or contributed to, by the Acquired Companies or pursuant to which the Acquired Companies would have liability (including a contingent liability) following the Closing.

“Company Employee” shall mean each individual who is employed by an Acquired Company as of immediately prior to the Closing.

“Company Intellectual Property” means the Intellectual Property owned by any Company or any Company Subsidiary as of the Closing Date.

“Company Material Adverse Effect” means any material adverse effect on the financial condition, assets or results of the operations of the Acquired Companies, taken as a whole; provided, however, that in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”), individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Company Material Adverse Effect if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in conditions generally affecting the industries in which the Acquired Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes or proposed changes in applicable Law or in the interpretation or enforcement thereof; (vii) any failure by the Acquired Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement or the identity of Buyer; (ix) the pendency or consummation of the transactions contemplated hereby, including actions of competitors, customers or suppliers or losses of employees in connection therewith; (x)(A) any action taken by Sellers or any Acquired Company (1) pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (B) the failure by Sellers or any Acquired Company to take any action prohibited by this Agreement; (xi) any Action to the extent relating to Intellectual Property, which Action is either disclosed in the Seller Disclosure Schedules or is reasonably similar or related to any Action disclosed in the Seller Disclosure Schedules, regardless of any outcome, development or settlement thereof; or (xii) any matter set forth in the Seller Disclosure Schedules; but only to the extent, in the case of clauses (i), (ii), or (iii), such change, event, effect or circumstance does not disproportionately impact the Acquired Companies, taken as a whole, relative to other companies in the industries or markets in which the Acquired Companies operate.

“Company Subsidiary” means each Subsidiary of the Companies listed in Section 3.4(a) of the Seller Disclosure Schedules.

“Competing Person” has the meaning set forth in Section 5.17.

“Competitive Activities” has the meaning set forth in Section 5.17.

“Confidentiality Agreement” means the Confidentiality Undertaking, dated as of December 5, 2013 between Bel Fuse Inc. and ABB Verwaltungs Ltd.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.

“Contract” means any legally binding contract or agreement, including any note, bond, mortgage, deed, indenture, lease, sublease, license or sublicense.

“Customs and International Trade Laws” shall mean any Law, Order, permit or other decision or requirement having the force or effect of Law and as amended from time to time, of any Governmental Body, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury.

“D&O Indemnified Person” has the meaning set forth in Section 5.9(a).

“Direct Claim” has the meaning set forth in Section 8.5(a).

“Disclosure Schedules” means the Seller Disclosure Schedules and the Buyer Disclosure Schedules.

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Encumbrance” means any lien, pledge, mortgage, security interest or similar encumbrance.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Laws” means (i) all Laws that regulate or relate to the protection or cleanup of the environment, occupational safety and health, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances, or (ii) all Laws that impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Liabilities” means, with respect to any Person, all claims, judgments, liabilities, encumbrances, liens, violations, legal obligations or responsibilities, losses, damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, all to the extent incurred as a result of any claim or demand by any other Person, and based upon, or arising under or pursuant to any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.3(c)(ii).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(c)(iii).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(c)(i).

“FCPA” has the meaning set forth in Section 3.20.

“Final Adjustment Report” has the meaning set forth in Section 2.4(b).

“Final Purchase Price” has the meaning set forth in Section 2.4(c).

“Financial Statements” means the Net Asset Statements and the Income Statements.

“Financing” has the meaning set forth in Section 4.4(a).

“Financing Commitments” has the meaning set forth in Section 4.4(a).

“FTC” means the U.S. Federal Trade Commission.

“General Solicitation” has the meaning set forth in Section 5.16.

“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Statements” means the unaudited consolidated statements of income for the Power Solutions segment of U.S. Seller as of and for the years ended January 1, 2012 (the “2011 Income Statement”), December 30, 2012 (the “2012 Income Statement”) and December 29, 2013 (the “2013 Income Statement”), and the interim statement for the three months ended March 31, 2014 (the “2014 Interim Income Statement”), each as set forth in Exhibit C hereto.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means all intellectual property rights, in any jurisdiction, in or to (a) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; invention disclosures (whether or not subject to a patent or patent application); (b) trademarks, domain names, service marks, certification marks, trade dress, trade names and corporate names, together with the goodwill associated therewith; (c) copyrights and rights equivalent thereto, including such rights in computer software in source and object code form and documentation related to the foregoing, and moral rights; (d) trade secrets, know-how and confidential business information (including unpatented inventions, confidential information, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, pricing and cost information, business and marketing plans, technical data, customer and supplier lists, databases and other information; in each case of the foregoing, that is proprietary and confidential); and (e) all applications to register, registrations and renewals or extensions of the foregoing.

“Intellectual Property Assignment Agreement (U.S.)” means the intellectual property assignment agreement to be executed by the parties thereto substantially in the form of Exhibit D-1 hereto.

“Intellectual Property Assignment Agreement (non-U.S.)” means the intellectual property assignment agreement substantially in the form of Exhibit D-2 hereto.

“Intentional Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“JV” means Shenzhen SED-IPD International Electronic Device Co., Ltd.

“Law” means any law, statute, code, rule or regulation enacted by any Governmental Body.

“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Body or any claim, action, suit or proceeding before any duly constituted arbitral body.

“Local GAAP” means, for each Statutory Entity, the generally accepted accounting principles, consistently applied, of the jurisdiction in which such Statutory Entity is incorporated.

“Losses” means all actual, out-of-pocket losses, damages, costs and expenses, including reasonable attorneys’ fees.

“Material Acquired Company Lease” means any lease, sublease, sub-sublease, license or other agreement under which an Acquired Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property which has annual rent obligations in excess of $400,000 per year and has a remaining term (excluding any renewal options), as of the date hereof, in excess of twelve (12) months.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Net Asset Statements” means the unaudited consolidated net asset statement for the Acquired Companies for the fiscal year ended December 29, 2013 (the “2013 Net Asset Statement”), and as of March 31, 2014 (the “2014 Net Asset Statement”), each as set forth in Exhibit C hereto.

“Net Asset Statement Date” means March 31, 2014.

“Net Asset Statement Policies” has the meaning set forth in Section 3.6(a).

“Net Working Capital” means, as of the Closing Date, the aggregate amount (which may be a positive or negative number), of the consolidated Working Capital Assets of the Acquired Companies minus the consolidated Working Capital Liabilities of the Acquired Companies, in each case determined in accordance with Exhibit A hereto.

“New Plan” has the meaning set forth in Section 5.10(b).

“Non-Compete Period” has the meaning set forth in Section 5.17.

“Non-U.S. Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Order” means any judgment, order or decree of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parent” means ABB Ltd.

“Parent Entity” means each of U.S. Seller and its Affiliates, other than the Acquired Companies.

“Party” means each of Buyer, U.S. Seller and Non-U.S. Seller.

“Patent License Agreement” means the patent license agreement to be executed by the parties thereto substantially in the form of Exhibit F hereto.

“Permits” means all permits, licenses, franchises, authorizations, registrations and approvals obtained from Governmental Bodies.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business; (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body; (e) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (f) any Encumbrances reflected in the Financial Statements; (g) non-exclusive licenses or other grants of rights to Intellectual Property (including by means of covenants not to sue); and (h) any other Encumbrances that, taken as a whole with all other Encumbrances, do not materially impair and would not reasonably be expected to materially impair the operation of the Business, or that will be released on or prior to the Closing Date.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“POWER-ONE Marks” has the meaning set forth in Section 5.23(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered Intellectual Property” means any Intellectual Property that is subject to any registration or application to register such Intellectual Property with or by any Governmental Body.

“Related Person” has the meaning set forth in Section 3.21.

“Report Period” has the meaning set forth in Section 2.4(a).

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Restructuring IP Agreements” means the Intellectual Property Assignment Agreement (U.S.), the Intellectual Property Assignment Agreement (non-U.S.), the Patent License Agreement, the Software License Agreement and the Trademark License Agreement.

“Restructuring Plan” means the steps to be taken by Sellers and their respective Subsidiaries set forth in Section 1.1(b) of the Seller Disclosure Schedules.

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Schedule 5.4(d) Consent” has the meaning set forth in Section 5.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Adjustment Report” has the meaning set forth in Section 2.4(a)(i).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Seller Indemnification Threshold” has the meaning set forth in Section 8.4(a)(i).

“Seller Per Claim Threshold” has the meaning set forth in Section 8.4(a)(ii).

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Sellers’ Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of the individuals listed on Section 1.1(c) of the Seller Disclosure Schedules.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software License Agreement” means the software license agreement to be executed by the parties thereto substantially in the form of Exhibit G hereto.

“Specified Indebtedness” means all liabilities of the type highlighted in the Debt-Like Items column of Exhibit A hereto, each as determined in accordance with the principles, policies and practices set forth in Exhibit A hereto.

“Statutory Financial Statements” means the statutory audited financial statements for each of the 2011 and 2012 fiscal years of the entities set forth in Section 1.1(d) of the Seller Disclosure Schedules (the “Statutory Entities”), each audited in accordance with the respective Local GAAP of the Statutory Entity audited.

“Straddle Return” has the meaning set forth in Section 5.13(b).

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities or other voting equity interests of such Person.

“Subsidiary Shares” has the meaning set forth in Section 3.4(a) to this Agreement.

“Target Net Working Capital” shall mean $36,000,000, as more fully set forth in Exhibit A hereto.

“Target Net Working Capital Lower Benchmark” shall mean Target Net Working Capital minus $2,000,000 (i.e., $34,000,000).

“Target Net Working Capital Upper Benchmark” shall mean Target Net Working Capital plus $2,000,000 (i.e., $38,000,000).

“Tax” shall mean all taxes, however denominated, whether arising before, on or after the Closing Date, including all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including taxes, charges, fees, levies or other assessments which are imposed upon or incurred under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor by contract or otherwise) together with any and all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Body.

“Tax Return” shall mean any return, declaration, report information statement, or claim for refund, including any schedule or attachment thereto, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any Law relating to any Tax.

“Taxing Authority” shall mean any Governmental Body having the power under Law to impose, assess or collect Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third-Party Payments” has the meaning set forth in Section 8.4(c).

“Trademark License Agreement” means the trademark license agreement to be executed by the parties thereto substantially in the form of Exhibit H hereto

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transition Period” has the meaning set forth in Section 5.4(d).

“Transition Services Agreement” means the Transition Services Agreement between U.S. Seller and Buyer in the form of Exhibit I hereto.

“U.S. Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Untransferred Entity” means each of Power-One Co., Ltd. and the JV to the extent any Schedule 5.4(d) Consent applicable to the transfer of such entity has not been obtained at or prior to the Closing.

“Working Capital Assets” means the consolidated working capital assets of the Acquired Companies highlighted in the “Net Working Capital” column of Exhibit A hereto, each as determined in accordance with the accounting principles, policies and practices set forth on Exhibit A hereto.

“Working Capital Liabilities” means the consolidated working capital liabilities of the Acquired Companies highlighted in the “Net Working Capital” column of Exhibit A hereto, each as determined in accordance with the accounting principles, policies and practices set forth in Exhibit A hereto.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Shares in consideration for payment of the Purchase Price.

Section 2.2 Purchase Price.  The aggregate purchase price payable by Buyer to Sellers for the Shares (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.3(c)), (b) plus the amount, if any, payable by Buyer to Sellers pursuant to Section 2.4(c) or (c) minus the amount, if any, payable by Sellers to Buyer pursuant to Section 2.4(c).  The Purchase Price shall be allocated among the Shares in accordance with Exhibit J.

Section 2.3 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Sellers.  The date on which the Closing is actually held is referred to herein as the “Closing Date”.

(b) Subject to Section 5.4(d), at the Closing:

(i) Buyer shall deliver to Sellers:

(A) the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds to an account of U.S. Seller designated in writing by U.S. Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(B) a counterpart of each Ancillary Agreement and each document listed in Section 2.3(b)(ii) to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates; and

(C) the certificate contemplated by Section 6.3(c).

(ii) Sellers shall deliver to Buyer:

(A) a counterpart of each Ancillary Agreement to which Sellers or any of their respective Affiliates is a party, duly executed on behalf of Sellers or such Affiliates;

(B)  stock certificates evidencing all of the issued and outstanding equity interests of Power-One Co., Ltd., free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer, with any required stock transfer tax stamps affixed thereto;

(C) stock certificates evidencing all of the issued and outstanding equity interests of Power-One Pte. Ltd., free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer, with any required stock transfer tax stamps affixed thereto;

(D) stock certificates evidencing all of the issued and outstanding equity interests of Power-One Limited, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer, with any required stock transfer tax stamps affixed thereto;

(E) a counterpart to the amendment to PAI Capital LLC’s operating agreement identifying Buyer as the sole owner and member of PAI Capital LLC;

(F) a counterpart to the notarial deed of transfer of U.S. Seller’s participation in Power-One Limited Liability Company in favor of Buyer;

(G) a counterpart to the share transfer agreement in respect of U.S. Seller’s participation in Power-One Limited Liability Company in favor of Buyer;

(H) a counterpart to the application to the Russian tax inspectorate for the registration of the transfer of U.S. Seller’s participation in Power-One Limited Liability Company in favor of Buyer;

(I) a counterpart to the assignment agreement by and between Buyer and Non-U.S. Seller, identifying Buyer as the sole owner and member of Power-One AG;

(J) the certificate contemplated by Section 6.2(d); and

(K) the resignation letters referred to in Section 5.5.

(c) For purposes of determining the amount of cash to be paid by Buyer to Sellers at the Closing pursuant to Section 2.3(b)(i)(A) (the “Closing Payment”), at least three (3) Business Days prior to the Closing Date, U.S. Seller shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail U.S. Seller’s good-faith estimate of (i) Net Working Capital (“Estimated Net Working Capital”), (ii) Closing Date Cash (“Estimated Closing Date Cash”), and (iii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), in each case as of the Closing Date.  The Closing Payment shall be an amount equal to (A) $117,000,000 (the “Base Purchase Price”), (B) plus the Estimated Closing Date Cash, (C) plus the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital Upper Benchmark or minus the amount, if any, by which Target Net Working Capital Lower Benchmark exceeds Estimated Net Working Capital, and (D) minus the Estimated Closing Date Indebtedness.  For the avoidance of doubt, to the extent an item is included in the calculation of Estimated Net Working Capital, Estimated Closing Date Cash, or Estimated Closing Date Indebtedness, it shall not be included in the calculation of the remaining two defined terms.

Section 2.4 Determination of Final Purchase Price.

(a) The following procedures shall apply with respect to the preparation of the Seller Adjustment Report (as defined below):

(i) As soon as reasonably practicable following the Closing Date (but no later than sixty (60) days after the Closing Date) (such period, the “Report Period”), U.S. Seller shall deliver to Buyer a statement (the “Seller Adjustment Report”) setting forth in reasonable detail U.S. Seller’s good-faith calculation of Net Working Capital, Closing Date Cash, and Closing Date Indebtedness.  For the avoidance of doubt, to the extent an item is included in the calculation of Net Working Capital, Closing Date Cash, or Closing Date Indebtedness, it shall not be included in the calculation of the remaining two defined terms.  Solely for purposes of calculating Net Working Capital, Closing Date Cash, and Closing Date Indebtedness, the Closing shall be deemed to have occurred at 5:01 pm, Pacific time, on the Closing Date and any actions undertaken by Buyer with respect to the Acquired Companies following the Closing shall be disregarded.

(ii) During the Report Period, each party shall make available to the other and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyer or Seller, as the case may be, books and records of the Acquired Companies and, to the extent available to the Sellers, the JV, and other items reasonably requested by U.S. Seller or Buyer in connection with U.S. Seller’s preparation and delivery of the Seller Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(b) The following procedures shall apply with respect to the review of the Seller Adjustment Report:

(i) Buyer shall have a period of sixty (60) days after receipt by Buyer of the Seller Adjustment Report to review such Report (the “Review Period”).

(ii) If Buyer does not deliver to U.S. Seller a written statement describing any objections Buyer has to the Seller Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Buyer shall be deemed to have irrevocably accepted such Seller Adjustment Report, and such Seller Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).  If Buyer delivers to U.S. Seller a Notice of Disagreement on or before the final day of the Review Period, then U.S Seller and Buyer shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”).  If U.S Seller and Buyer reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Seller Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).

(iii) If such a resolution is not reached on or before the final day of the Resolution Period, then U.S Seller and Buyer shall promptly (and in any event no later than fifteen (15) days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii).  The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within forty-five (45) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to U.S Seller and Buyer a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”).  During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of U.S Seller and Buyer may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items).  The Accounting Firm will be provided with reasonable access to the books and records of Buyer, Sellers and the Acquired Companies for purposes of making its final determination with respect to the Disputed Items, and Buyer, Sellers, and the Acquired Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith.  Each of Buyer and Sellers agrees that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive and binding, absent fraud or manifest error, (2) the Seller Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c), (3) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (4) the Accounting Firm’s determination under this Section 2.4(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(iv) Each of Buyer, on the one hand, and Sellers, on the other hand, shall pay its own respective costs and expenses incurred in connection with this Section 2.4. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(c) Within five (5) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4:

(i) if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Sellers by wire transfer of immediately available funds to an account of U.S. Seller designated in writing by U.S. Seller to Buyer; or

(ii) if the Additional Payment Amount is a negative number, then Sellers shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds to an account of Buyer designated in writing by Buyer to Seller.

For purposes hereof, (A) “Additional Payment Amount” means the Final Purchase Price minus the Closing Payment and (B) “Final Purchase Price” means (1) the Base Purchase Price, (2) plus Closing Date Cash, (3) plus the amount, if any, by which Net Working Capital exceeds Target Net Working Capital Upper Benchmark or minus the amount, if any, by which Target Net Working Capital Lower Benchmark exceeds Net Working Capital, and (4) minus the Closing Date Indebtedness, in each case as set forth in the Final Adjustment Report.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedules, Sellers hereby jointly and severally make the following representations and warranties to Buyer contained in this Article 3 as of the date hereof (or, if made as of a specified date, as of such date).

Section 3.1 Organization and Authority of Sellers.

(a) U.S. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Non-U.S. Seller is a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the Laws of the Netherlands. Each Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement).

(b) The execution and delivery by each Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of each Seller.

(c) This Agreement has been duly and validly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d) Each of the Ancillary Agreements to which each Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2 Organization, Authority and Qualification of the Acquired Companies.

(a) Each Acquired Company is a corporation or other legal entity duly organized, validly existing under the Laws of the jurisdiction in which it is incorporated.

(b) Each Acquired Company and the JV, if applicable, is in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other legal entity power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.

(c) Each Acquired Company and the JV is qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing has not had a Company Material Adverse Effect.

Section 3.3 Capitalization.

(a) The issued and outstanding equity interests of the Companies consist exclusively of the Shares.  Section 3.3(a) of the Seller Disclosure Schedules contains a correct and complete list of each Company and, for each such Company, (i) the state of incorporation or organization, (ii) the name of each holder of equity interests thereof and (iii) the authorized capital and the number of shares of capital stock or other equity or voting interests owned by each such shareholder.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable, if applicable.  All of the Shares have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom.  None of the Shares were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b) (i) U.S. Seller or Non-U.S. Seller, as applicable, is the beneficial and record owner of, and has good, valid and marketable title to, all of the Shares, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws), (ii) PAI Capital LLC is the beneficial and record owner of, and has good, valid and marketable title to, all of the shares of Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd., free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws), and (iii) Power-One AG is the beneficial and record owner of, and has good, valid and marketable title to, all of the equity interests of Power-One s.r.o, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws).

(c) Except for the Shares or as set forth in Section 3.3(a) of the Seller Disclosure Schedules, there are no equity securities of any class of the Companies or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.  There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock or other equity interests of the Companies or obligating Sellers, the Companies to issue or sell any shares of capital stock or other equity interests of, or any other interest in, the Companies.  There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Companies.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Shares or any other equity interests of the Companies.

Section 3.4 Subsidiaries; JV.

(a) Section 3.4(a) of the Seller Disclosure Schedules contains a correct and complete list of each of the Company Subsidiaries and the JV and, for each such Company Subsidiary and the JV, (i) the state of incorporation or organization, (ii) the name of each holder of equity interests thereof and (iii) the authorized capital and the number of shares of capital stock or other equity or voting interests owned by each such shareholder; it being understood that the entities marked with an asterisk (*) in Section 3.4(a) of the Seller Disclosure Schedules shall not be “Company Subsidiaries” at Closing.  All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company Subsidiaries and the JV (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable, if applicable.  Except as set forth in Section 3.4(a) of the Seller Disclosure Schedules, all of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by an Acquired Company, free and clear of all Encumbrances.

(b) Except for the Subsidiary Shares, there are no equity interests of any class of any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity interests issued, reserved for issuance or outstanding.  There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock or other equity interests of any Company Subsidiary or obligating Sellers or any Acquired Company to issue or sell any shares of capital stock of, or any other interest in, any Company Subsidiary.  There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Company Subsidiary.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Company Subsidiary.

(c) Except for the Subsidiary Shares and as set forth in Section 3.4(c) of the Seller Disclosure Schedules, no Acquired Company has any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

Section 3.5 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Sellers of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will:

(i) result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers or any Acquired Company;

(ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Sellers or any Acquired Company; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel, or (D) require the Consent of any other Person under, any Material Contract;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Sellers or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Financial Statements.

(a) Each of the 2011 Income Statement and the 2012 Income Statement was prepared in accordance with the accounting policies set forth in the notes to the financial statements included in U.S. Seller’s Annual Reports filed with the SEC on Form 10-K for the applicable fiscal year (such Annual Reports, the “U.S. Seller 10-Ks”).  The 2013 Income Statement and 2014 Interim Income Statement were each prepared in accordance with the accounting policies set forth in the notes to the financial statements included in the U.S. Seller’s 10-K for U.S. Seller’s fiscal year ended December 30, 2012, with the adjustments described in Exhibit C hereto. The 2013 Net Asset Statement and 2014 Net Asset Statement were each prepared in accordance with the accounting policies set forth in the notes to the financial statements included in the U.S. Seller 10-K for U.S. Seller’s fiscal year ended December 30, 2012, and with (i) the adjustments described in Exhibit C hereto and (ii) the carve-out adjustments described in Exhibit E hereto (such policies and the related adjustments, the “Net Asset Statement Policies”).

(b) Each of the 2011 Income Statement and the 2012 Income Statement was prepared for purposes of segment reporting in the U.S. Seller 10-Ks.  The following line items from the 2011 Income Statement and the 2012 Income Statement were presented in the U.S. Seller 10-Ks: (i) revenue and (ii) operating income.  The 2013 Income Statement was prepared consistently with the segment reporting presented in the U.S. Seller 10-Ks and the 2014 Interim Income Statement was prepared consistently with the segment reporting presented in the U.S. Seller 10-Qs, with the adjustments described in Exhibit C hereto, and, to Sellers’ Knowledge, all such statements present fairly, in all material respects, the results of operations of the Business for the periods covered thereby.

(c) Each Statutory Financial Statement presents fairly, in all material respects, the financial position of the related Statutory Entity as of the date of such Statutory Financial Statement and results of operations for such Statutory Entity for the periods covered thereby, in each case in accordance with the applicable Local GAAP.

(d) U.S. Seller and its Subsidiaries, taken as a whole, have in place systems and processes (including the maintenance of proper books and records) that are customary for a publicly traded company and designed to provide reasonable assurances that the consolidated financial statements of U.S. Seller are not materially misstated.

Section 3.7 No Undisclosed Liabilities.  The Acquired Companies do not have any liabilities required to be reflected on a net asset statement prepared in accordance with the Net Asset Statement Policies, except for liabilities (i) that are reserved against in the Net Asset Statement, (ii) that have been incurred in the ordinary course of business since the Net Asset Statement Date, (iii) for future performance under existing Contracts, (iv) arising from the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (v) for Taxes, or (vi) that would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.8 Absence of Company Material Adverse Effect.  Except for the transactions contemplated by this Agreement, since the Net Asset Statement Date until the date of this Agreement, (i) each Acquired Company, and to Sellers’ Knowledge, the JV, has conducted its business in all material respects in the ordinary course, except as contemplated by the Restructuring Plan and (ii) there has not been any Company Material Adverse Effect.

Section 3.9 Title to Assets.

(a)           An Acquired Company has good and valid title to, or a valid leasehold interest in, all material tangible personal property reflected in the Net Asset Statement or acquired after the Net Asset Statement Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the ordinary course of business or pursuant to the Restructuring Plan since the Net Asset Statement Date. The representations and warranties contained in this Section 3.9 shall not be deemed to relate to any intellectual property or interest in intellectual property (such matters being the subject of Section 3.13).

(b)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the properties and assets of the Acquired Companies are sufficient for the conduct of the Business in substantially the same manner as it is conducted prior to the Closing.  The tangible personal property of the Acquired Companies, taken as a whole, is in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

Section 3.10 Compliance with Laws; Permits.

(a) (i) To Sellers’ Knowledge, the Acquired Companies are, as of the date hereof, in compliance with all Laws applicable to the Acquired Companies, (ii) during the three (3) years prior to the date hereof, no Acquired Company has received any written notice from any Governmental Body alleging any material noncompliance by any Acquired Company with respect to any such Law and (iii) no investigation by any Governmental Body regarding a material violation of any such Law has been, is pending or, to Sellers’ Knowledge, threatened in writing, except, in each case, for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(b) To Sellers’ Knowledge, all Permits required for the Acquired Companies to conduct their business as currently conducted have been obtained by an Acquired Company and are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not reasonably have a Company Material Adverse Effect.  The Acquired Companies are in compliance in all material respects with all such Permits, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect.  To Sellers’ Knowledge, no Acquired Company has received any written notice since the Net Asset Statement Date from any Governmental Body threatening to suspend, revoke or withdraw any material Permit.

(c) None of the representations and warranties contained in this Section 3.10 shall be deemed to relate to any intellectual property matters (such matters exclusively being the subject of Section 3.13), employee benefits matters (such matters exclusively being the subject of Section 3.14), employment and labor matters (such matters exclusively being the subject of Section 3.15), tax matters (such matters exclusively being the subject of Section 3.16) or environmental, health and safety matters (such matters exclusively being the subject of Section 3.17).

Section 3.11 Legal Proceedings; Governmental Orders.

(a) There is no Legal Proceeding pending or, to Sellers’ Knowledge, threatened in writing against or by any Acquired Company or, to Sellers’ Knowledge, pending or threatened against the JV, affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to an Acquired Company) other than (i) Legal Proceedings relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby or (ii) Legal Proceedings that, if determined adversely to the relevant Acquired Company or the JV (or Sellers or a relevant Affiliate thereof), would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.11(b) of the Seller Disclosure Schedules sets forth a correct and complete list of all outstanding material Orders applicable to the Acquired Companies.

(c) None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to any intellectual property matters (such matters exclusively being the subject of Section 3.13), employee benefits matters (such matters exclusively being the subject of Section 3.14), employment and labor matters (such matters exclusively being the subject of Section 3.15), tax matters (such matters exclusively being the subject of Section 3.16) or environmental, health and safety matters (such matters exclusively being the subject of Section 3.17).

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth a correct and complete list of the following Contracts to which an Acquired Company is party (collectively, the “Material Contracts”):

(i) any Contract or form of Contract that is a contract manufacturing agreement, and, in each case, such Contract, including any purchase orders under any such form of Contract, involves payments by any Acquired Company or other consideration between the parties with a value in excess of $2,500,000 per year;

(ii) creates (or governs the operation of) a joint venture, alliance or partnership that is material to the Acquired Companies taken as a whole;

(iii) any Contract that prohibits any Acquired Company from (A) engaging or competing in any material line of business, in any geographic location or with any Person or (B) selling any material products or services of or to any other Person or in any geographic region, in each case that cannot be cancelled by an Acquired Company without material penalty upon no more than ninety (90) days’ notice;

(iv) any Contract relating to (A) indebtedness of the Acquired Companies having an outstanding principal amount (or equivalent) in excess of $1,250,000 other than any such Contract solely among the Acquired Companies or (B) conditional sale arrangements, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Acquired Companies under such Contract are greater than $1,250,000;

(v) any Contract that obligates an Acquired Company to provide a guarantee of the performance or payment of obligations of any third party (other than guarantees of payment of indebtedness) that would reasonably be expected to result in payments in excess of $500,000;

(vi) any Contract that is an acquisition agreement, stock purchase agreement, asset purchase agreement or other similar agreement entered into after January 1, 2010 pursuant to which any Acquired Company has made a material acquisition or disposition or pursuant to which such Acquired Company has continuing material indemnification, “earn-out” or other contingent payment obligations;

(vii) any Contract with any Governmental Body or any entity set forth on Section 3.12(a)(vii) of the Seller Disclosure Schedules that would reasonably be expected to result in payments in excess of $250,000;

(viii) any Contract pursuant to which any Acquired Company (A) receives a license to Intellectual Property from any other Person (other than Seller or any of its Affiliates), (B) grants a license to any other Person (other than Seller or any of its Affiliates) under any Company Intellectual Property or (C) is restricted in its right to use or register any material Company Intellectual Property, including co-existence agreements, in each case of the foregoing (A) through (C) that is material to the conduct or operation of the business of the Acquired Companies (other than (1) licenses to commercially available software or software-as-a-service agreements and (2) licenses or grants of rights ancillary to commercial agreements entered into in the ordinary course of business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements);

(ix) any Contract that is a collective bargaining agreement;

(x) any Contract for the purchase of materials, supplies, goods or services, other than purchase contracts in respect of capital goods, that to Sellers’ Knowledge requires total payments of $250,000 or more that cannot be terminated on less than one hundred and twenty (120) days’ notice without payment of any material penalty.

(xi) any Contract for the sale of products that to Sellers’ Knowledge requires total payments of $5,000,000 or more that cannot be terminated on less than one hundred and twenty (120) days’ notice without payment of any material penalty;

(xii) any Contracts between an Acquired Company, on the one hand, and any Seller or any of its Affiliates (other than the Acquired Companies), on the other hand; and

(xiii) any Material Acquired Company Lease.

(b) Sellers have made available to Buyer copies of each Material Contract which are correct and complete in all material respects (subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein).  Except for matters that have not had a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and is a valid and binding agreement of an Acquired Company enforceable against an Acquired Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations and (ii) no Acquired Company nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach of or material default under any Material Contract.

Section 3.13 Intellectual Property.

(a) The Company Intellectual Property, together with (i) for the avoidance of doubt, the Intellectual Property that is or will be transferred to the Acquired Companies pursuant to the Restructuring IP Agreements, (ii) the Intellectual Property that is or will be licensed to the Acquired Companies pursuant to the Restructuring IP Agreements and (iii) the Intellectual Property that the Acquired Companies will otherwise have the right to use as of the Closing Date, constitute all of the Intellectual Property that is required to operate the Business in the manner and to the extent currently conducted by the Acquired Companies, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Acquired Companies are, or will be as of the Closing Date, the sole and exclusive owners of all right, title and interest in and to the Company Intellectual Property free and clear of any and all Encumbrances, except for and subject to Permitted Encumbrances, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Sellers’ Knowledge, all of the  material Company Intellectual Property is valid and enforceable in all material respects.

(c) Section 3.13(c) of the Seller Disclosure Schedules sets forth the material Registered Intellectual Property that is either (i) owned by the Acquired Companies as of the date hereof or (ii) will be assigned to the Acquired Companies pursuant to the Restructuring IP Agreements.

(d) To Sellers’ Knowledge, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the operation of the Business by the Acquired Companies does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and

(ii) there are no Legal Proceedings pending or threatened in writing against any Acquired Company (A) alleging that the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person or (B) that challenge the validity, enforceability or ownership of any Company Intellectual Property.

(e) The Acquired Companies and/or Sellers have taken commercially reasonable actions to preserve and maintain the Company Intellectual Property, including making filings and payments of maintenance or similar fees for material Company Intellectual Property that consists of Registered Intellectual Property, and have taken reasonable security measures to maintain the confidentiality of material trade secrets within the Company Intellectual Property, except in each case where the failure to take any such actions or measures, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Notwithstanding anything herein to the contrary, Section 3.12(a)(viii) and this Section 3.13 contain the only representations and warranties by Sellers in connection with this Agreement relating to Intellectual Property.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Seller Disclosure Schedules lists the name of each Company Benefit Plan.  Sellers have made available to Buyer prior to the date hereof copies of the following: (i) the most recent Company Benefit Plan document and all amendments and exhibits thereto, to the extent in writing; (ii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iii) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; and (iv) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect and relating to any Company Benefit Plan. Except as otherwise contemplated by this Agreement or as would not result in a material liability to the Companies or any Company Subsidiary, none of the Acquired Companies has undertaken or committed to (whether or not in writing and whether or not legally binding) make any material amendments to or to terminate, adopt or approve any new Company Benefit Plan.

(b) Each Company Benefit Plan (i) has been established, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code except for instances of noncompliance that have not had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been timely made under applicable Law and the terms of such Company Benefit Plan, except for instances of non-payment that have not had, individually or in the aggregate, a Company Material Adverse Effect. No Company Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA.  No Company Benefit Plan is subject to Title IV of ERISA.  There are no pending or, to the Knowledge of the Sellers, threatened investigations by any Governmental Body, termination proceedings or other claims (except routine claims for benefits in the ordinary course) against any Company Benefit Plan.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has satisfied the applicable requirements for qualification outside the United States, and, to Sellers’ Knowledge, nothing has occurred since the date of such determination or opinion letter that would result in such Company Benefit Plan ceasing to qualify or be tax-exempt.

(d) Except as set forth in Section 3.14(d) of the Seller Disclosure Schedules, no Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 601 of ERISA, Section 4980B of the Code, ERISA or any other applicable Law.

(e) Except for matters that, individually or in the aggregate, would not result in a Company Material Adverse Effect, neither the execution by Sellers of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon occurrence of any additional or subsequent events) (i) will result in any payment, acceleration, vesting, distribution, or obligation to fund benefits with respect to any Company Employee, (ii) will result in the triggering or imposition of any restrictions or limitations on the right of the Acquired Companies to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iii) could reasonably be expected to result in any amount failing to be deductible by the Acquired Companies by reason of Section 280G or 162(m) of the Code.  Except as set forth in Section 3.14(d) of the Seller Disclosure Schedules, none of the Acquired Companies has the obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G of the Code.

Section 3.15 Labor Matters.  Each Acquired Company is in compliance with all Laws applicable to the ownership and operation of its business respecting employment and employment practices, including without limitation terms and conditions of employment, wages and hours, forced or involuntary employment, child labor, health and the safety in the work place, employment discrimination, workers’ compensation, family and medical leave, immigration, wrongful discharge, employee harassment, and occupational safety and health requirements, and is not engaged in any unfair labor practice, other than any such non-compliance or unfair labor practice that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Acquired Companies taken as a whole.  Except as set forth in Section 3.15 of the Seller Disclosure Schedules, none of the Acquired Companies is a party to, nor is the employment of any Company Employee governed by, any collective bargaining agreement with a labor union in the United States or any agreement with any works council, labor union or other similar organization outside the United States.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies is the subject of any Legal Proceeding or proceeding before the National Labor Relations Board or any comparable body outside the United States asserting that the Acquired Companies have committed an unfair labor practice or seeking to compel the Acquired Companies to bargain with any labor union, nor is there pending or, to Sellers’ Knowledge, threatened in writing, any labor strike, walkout, work stoppage, or lockout involving the Acquired Companies, except for any such (i) proceeding, the outcome of which has not had, individually or in the aggregate, a Company Material Adverse Effect; or (ii) labor strike, walkout, work stoppage, or lockout which has not had, individually or in the aggregate, a Company Material Adverse Effect.  No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 to 2109), or similar provision of any foreign law, with respect to an Acquired Company has occurred.

Section 3.16 Taxes.  Except to the extent a breach or inaccuracy of one or more of the following clauses in this Section 3.16 has not been, individually or in the aggregate, material to the Acquired Companies, taken as a whole:

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, any of the Acquired Companies and, to Sellers’ Knowledge, the JV, have been duly filed when due (including extensions) in accordance with all applicable Laws and such Tax Returns are true and complete;

(b) The Acquired Companies and, to Sellers’ Knowledge, the JV, have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes required by applicable Law to be paid or withheld and remitted (including in connection with any amounts paid or owing to any Person, including any employee, independent contractor, creditor, stockholder, or other third party), except to the extent such Taxes are being contested in good faith;

(c) There are no Liens for Taxes upon any property or assets of the Acquired Companies or, to Sellers’ Knowledge, the JV, except for Permitted Encumbrances;

(d) To Sellers’ Knowledge, (i) there is no proceeding pending or threatened in writing against any of the Acquired Companies or the JV in respect of any Tax, (ii) there are no information document requests from any Tax Authority outstanding or that have been responded to within the last three (3) years, and (iii) no statutes of limitations have been extended with respect to any of the Acquired Companies or the JV;

(e) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(f) None of the Acquired Companies has participated in a “listed transaction” as defined in Treasury Regulations § 1.6011-4(b)(2);

(g) None of the Acquired Companies or, to Sellers’ Knowledge, the JV, has any liability for any Tax or any portion of a Tax of any Person other than any such Acquired Company, including under Treasury Regulations §1.1502-6 (or any similar provision of Law), as transferee or successor, or by contract (other than pursuant to customary commercial contracts not primarily related to Taxes);

(h) No written claim has been made by any Taxing Authority in any jurisdiction where any Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction;

(i) To the Sellers’ Knowledge, each of the Acquired Companies and the JV, has, for applicable time limits, preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax; and

(j) None of the Acquired Companies or, to Sellers’ Knowledge, the JV, will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax law, a gain recognition agreement, Tax holiday, Tax exemption, or other agreement with a Taxing Authority executed on or prior to the Closing Date; (ii) an installment sale or open transaction disposition made on or prior to the Closing Date other than in the ordinary course of business; or (iii) a prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

Notwithstanding any other representation or warranty in Article 3 of this Agreement, the representations and warranties contained in Section 3.14 and Section 3.16 constitute the sole and exclusive representations and warranties Sellers relating to any Tax, Tax Return or Tax matter.

Section 3.17 Environmental Matters.  Except for such matters that would not reasonably be expected to be material to the Acquired Companies:

(a) (i) To Sellers’ Knowledge, the Acquired Companies, (A) are, and have been for the past three (3) years, in compliance with all applicable Environmental Laws and (B) possess, and are in compliance with all Environmental Permits required by applicable Environmental Laws to conduct the business of the Acquired Companies as currently conducted, and (ii) during the three (3) years prior to the date hereof, none of the Acquired Companies or has received (nor have Sellers received with respect to an Acquired Company) any written notice from any Governmental Body alleging any noncompliance with any Environmental Law or Environmental Permit.

(b) There is no Legal Proceeding pursuant to Environmental Law pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Company or, to Sellers’ Knowledge, the JV, (or against U.S. Seller, Non-U.S. Seller, or any Affiliate thereof and related to an Acquired Company or the JV).

(c) To Sellers’ Knowledge, no real property utilized by any Acquired Company or the JV contains any Hazardous Substance in, at, on, over, under, or emanating from such real property in concentrations which would violate any applicable Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on any Acquired Company or the JV under any applicable Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Hazardous Substances in, at, on, over, under, or emanating from such real property.

(d) During the three (3) years prior to the date hereof, neither, to Sellers’ Knowledge, the JV, nor any Acquired Company has received (nor have Sellers received with respect to an Acquired Company or the JV) any written notice from a Governmental Body of Hazardous Substances (i) present in, at, on, under any Owned Real Property or (ii) resulting from the operation of the business of the Acquired Companies or the JV, in each case that would reasonably be expected to result in a liability under Environmental Laws.

Section 3.18 Real Property.

(a) Except for matters that, individually or in the aggregate, have not had a Company Material Adverse Effect, an Acquired Company has marketable fee simple title to all real property owned by the Acquired Companies and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Encumbrances (other than Permitted Encumbrances).  Section 3.18(a) of the Seller Disclosure Schedule sets forth a list of the Owned Real Property, including a street address or equivalent of the premises constituting the Owned Real Property, that is material to the operations of the Acquired Companies.  Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, there are no pending, or, to Sellers’ Knowledge, threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.18(b) of the Seller Disclosure Schedules sets forth, a list of the Material Acquired Company Leases, including a street address or other description of the premises leased, use and the Acquired Companies that leases the same.  Copies of all Material Acquired Company Leases (including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to Buyer. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, an Acquired Company has a good and valid leasehold interest in each Material Acquired Company Lease, free and clear of all Encumbrances (other than Permitted Encumbrances), and, to Sellers’ Knowledge, each Material Acquired Company Lease is in full force and effect (subject to the Enforceability Limitations) and is the valid and binding obligation of each party thereto in accordance with its terms.  None of the Acquired Companies have received any written notice of any material event of default under any of the Material Acquired Company Leases, nor, to Sellers’ Knowledge, is there any condition or event which, with notice or lapse of time, would constitute a material default under a Material Acquired Company Lease.

Section 3.19 Insurance.  Section 3.19 of the Seller Disclosure Schedules sets forth a list that is correct and complete in all material respects, of all material insurance policies maintained by an Acquired Company or by Parent on behalf of the Acquired Companies.  Such policies are in full force and effect, and all premiums due on such policies have been paid, except, in each case, as has not had a Company Material Adverse Effect.

Section 3.20 Anticorruption Matters.

(a)           None of the Acquired Companies or their respective directors, officers, or employees, or, to the Sellers’ Knowledge, any of the Acquired Companies’ agents of any Acquired Company has:

(i)           materially violated the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”) or made a material violation of any other applicable Anticorruption Laws; or

(ii)           taken any act, directly or indirectly, in furtherance of a material, corrupt payment, offer or promise to pay, or authorization of any material, corrupt payment of a gift, money or anything of value to (1) a government official or (2) any person while knowing or having reasonable grounds to believe that all or a portion of such material corrupt payment will be passed on to a government official, in each case to obtain or retain business or to secure an improper advantage (e.g. a tax rate lower than allowed by law).

(b)           No Acquired Company has received any request for information from  law enforcement officials regarding a violation or potential violation of the Anticorruption Laws since January 3, 2010.

(c)           Each Acquired Company has established and continues to maintain internal controls and procedures designed to ensure compliance with the Anticorruption Laws.

Section 3.21 Related Party Transactions.  Other than, in the case of employees, officers and directors of the Acquired Companies, salaries, benefits and other transactions pursuant to Company Benefit Plans, and other than ordinary course travel and entertainment expenses, no employee, officer or director of any Acquired Company (“Related Persons”) owes any amount to any Acquired Company nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.

Section 3.22 Product Warranty; Product Liability.  There are no outstanding product warranty claims with respect to the Business, other than those arising in the ordinary course of business consistent with past practice.

Section 3.23 Customs and International Trade Laws.  Each Acquired Company is in compliance in all material respects with all applicable Customs and International Trade Laws, at no time since the date that is three (3) years prior to the date hereof has any Acquired Company committed any material violation of applicable Customs and International Trade Laws, and there are no material unresolved questions or claims concerning any material liability of any Acquired Company with respect to any false statement or omissions made by the Acquired Company related to applicable Customs and International Trade Laws.

Section 3.24 Customers and Suppliers.

(a)           Section 3.24 of the Seller Disclosure Schedules sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, in each case determined on the basis of revenues from or payments to any such Person for the fiscal year ended on December 29, 2013.

(b)           From the Net Asset Statement Date to the date hereof, to Sellers’ Knowledge and except as would not have a Company Material Adverse Effect, none of the customers set forth in Section 3.24 of the Seller Disclosure Schedules has provided written notification to a Seller or an Acquired Company that it intends to cease or materially reduce its purchases of materials, products or services from such Person.

Section 3.25 Brokers.  Except for Credit Suisse AG, no broker, finder, investment banker, agent or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, any Acquired Company or the JV.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1 Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.  Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2 No Conflicts; Consents.

(a) Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will:

(i) result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer;

(ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for compliance with and filings under the HSR Act and the Consents required pursuant to any other Antitrust Laws set forth in Section 4.2 of the Buyer Disclosure Schedules.

Section 4.3 Legal Proceedings; Governmental Orders.  As of the date hereof, (a) there is no pending Legal Proceeding and, to the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and (b) there is no Order applicable to Buyer that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.4 Financing; Sufficiency of Funds; Solvency.

(a) Buyer has provided to Sellers true, complete and correct copies of the fully-executed debt commitment letter, dated as of April 25, 2014, between Buyer and KeyBank National Association (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Financing”).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Except for a fee letter relating to fees with respect to the Financing (a true, complete and correct copy of which has been made available to Sellers prior to the delivery and execution of this Agreement, with only fee amounts, pricing caps and other economic terms redacted (none of which would adversely affect the availability or amount of the Financing)), as of the date hereof there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to Sellers prior to the date hereof.  Buyer has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or any other party thereto under any of the Financing Commitments.  Buyer has no reason to believe that (x) any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied, (y) the Financing will not be available at the Closing or (z) any condition to the Closing will not be satisfied.

(b) Buyer will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby (including the Financing).

(c) Immediately after giving effect to the transactions contemplated by this Agreement, including the Financing, Buyer and each of the Acquired Companies shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its businesses.  Buyer acknowledges that, in connection with the transactions contemplated by this Agreement, (A) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of Buyer, Seller or any of the Acquired Companies and (B) Buyer has not incurred, and does not plan to incur, or to cause the Acquired Companies to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.5 Brokers.  Except for Stephens Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6 Investment Purpose.  Buyer is acquiring the Shares for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer acknowledges that it has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Shares.  Buyer acknowledges that Sellers have given Buyer and its Representatives the opportunity to ask questions of Sellers and the Acquired Companies to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.7 Independent Investigation; No Other Representations and Warranties.

(a) Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies and the JV.  Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Companies or the JV for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement made by, on behalf of or relating to Sellers, any Acquired Company or the JV except for the representations and warranties expressly set forth in Article 3 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b) Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement, none of Sellers, any Acquired Company, the JV or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, or the JV including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Acquired Companies or the JV following the Closing or (C) the accuracy or completeness of any information regarding the Acquired Companies made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies, and (ii) it will have no right or remedy arising out of, and expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Sellers, any Acquired Company, or the JV including in any information regarding the Acquired Companies or the JV made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies and the JV, or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Acquired Companies.

(a) During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except (i) as otherwise contemplated hereby, (ii) as set forth in the Seller Disclosure Schedules, (iii) as required by any Law applicable to Sellers, any Acquired Company, the JV or the assets or operation of the business of Sellers, any Acquired Company or the JV or any Contract to which an Acquired Company is party or by which any of the Acquired Companies’ or the JV’s assets or properties are bound, (iv) as set forth in the Restructuring Plan as in effect on the date hereof, or (v) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent), Sellers shall cause the Acquired Companies to use commercially reasonable efforts to operate the Acquired Companies’ business in the ordinary course of business.

(b) Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (i) otherwise contemplated hereby, (ii) set forth in the Seller Disclosure Schedules, (iii) required by any Law applicable to Sellers, any Acquired Company, or the assets, or operation of the business, of Sellers, any Acquired Company or the JV, or any Contract to which an Acquired Company or the JV is party or by which any of the Acquired Companies’ or the JV’s assets or properties are bound, or (iv) as set forth in the Restructuring Plan as in effect on the date hereof, Sellers shall cause the Acquired Companies not to take any of the following actions without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent):

(i) make any material amendment to the Organizational Documents of the Acquired Companies or consent to, approve of or agree to any amendment to the Organizational Documents of the JV;

(ii) issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of the Acquired Companies’ capital stock or equity interests, or grant any options, warrants or other rights to acquire any such capital stock or equity or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest (or, in the case of the JV, consent to, approve of or agree to any such actions with respect to the JV’s equity interests);

(iii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Acquired Companies (or, in the case of the JV, consent to, approve of or agree to any such action) under any similar Law;

(iv) create any Subsidiary of an Acquired Company;

(v) (A) declare, accrue, set aside or pay any non-cash dividend or make any other non-cash distribution on or in respect of any of the Acquired Companies’ capital stock or equity interests or other securities (other than to an Acquired Company) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock or equity interests of any Acquired Company or otherwise change the capital structure of any Acquired Company;

(vi) make any material changes in any accounting methods, principles or practices except as required by Local GAAP or as disclosed in the notes to any of the Financial Statements, or except (i) as required by applicable Law or the published interpretation or enforcement thereof or as is consistent with past practice, or (ii) to the extent such action would not have a material effect on the tax position of the Acquired Companies in the hands of the Buyer, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material U.S. federal, state, or foreign income Tax liability in excess of any reserve therefor reflected in the 2014 Net Asset Statement;

(vii) except as required pursuant to the Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (A) establish, adopt, enter into or amend or terminate any Company Benefit Plan (or arrangement that would be a Company Benefit Plan were it effective as of the date hereof) or (B) enter into any new, or amend any existing, collective bargaining agreement;

(viii) except in the ordinary course of business, (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

(ix) incur, assume or guarantee any indebtedness for borrowed money other than (A) in an amount not exceeding $1,000,000 individually or $5,000,000 in the aggregate, or (B) indebtedness that will be repaid prior to or on the Closing Date; or make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of the business;

(x) except in the ordinary course of business, grant or suffer to exist any material Encumbrance, other than any Permitted Encumbrances, on any properties or assets, tangible or intangible, of the Acquired Companies (or, in the case of the JV, consent to, approve of or agree to any such action);

(xi) sell, lease, pledge, assign or otherwise dispose of any of the material assets, properties or rights of any Acquired Company (or, in the case of the JV, consent to, approve of or agree to any such action) except (A) pursuant to existing Contracts or (B) in the ordinary course of business;

(xii) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof;

(xiii) settle any Legal Proceeding where such settlement would impose any material restrictions or limitations upon the operations or business of the Acquired Companies (or, in the case of the JV, consent to, approve of or agree to any such action) following the Closing; or

(xiv) not materially increase or materially enhance the compensation or benefits of any Company Employee other than in the ordinary course of the business, as required by applicable Law or pursuant to the terms of any Contract or Company Benefit Plans in effect on the date hereof;

(xv) not write-off as uncollectible any material notes or material accounts receivable of the business of the Acquired Companies, except write-offs in the ordinary course of the business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with the policies and principles set forth on Exhibit E;

(xvi) agree in writing to take any of the actions in the foregoing clauses (i) through (xv).

(c) Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies prior to the Closing.  Prior to the Closing, Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

Section 5.2 Access to Information.

(a) During the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies to, provide Buyer and its Representatives with reasonable access to (i) all of the Acquired Companies’ properties, assets, Contracts, books and records and other documents and data; (ii) all senior management of the Acquired Companies; and (iii) any other information concerning the business, properties and personnel of the Acquired Companies as Buyer or any of its Representatives may reasonably request.  All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Sellers, (B) conducted in such a manner as not to interfere with the normal operations of the Acquired Companies, (C) coordinated through a designee of U.S. Seller and (D) conducted at Buyer’s sole cost and expense, and Sellers shall have the right to have one or more of their respective Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a).  Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, neither Seller nor any Acquired Company shall be required to provide access or disclose information where such access or disclosure would, in Sellers’ reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Sellers or any Acquired Company, (2) conflict with any (x) Law applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company, (y) Contract to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, Sellers shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) and (3).  Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of U.S. Seller (x) (which consent may be withheld for any reason) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Acquired Company, and (y) (which consent may not be unreasonably withheld) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of an Acquired Company regarding the business, operations, or prospects of the Acquired Companies or this Agreement or the transactions contemplated hereby.

(b) Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.3 Efforts to Consummate.  Subject to Section 5.4, during the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction of the conditions to Closing set forth in Article 6.

Section 5.4 Governmental Approvals.

(a) Subject to the other terms and conditions of this Section 5.4, during the Pre-Closing Period, Buyer, shall, and shall cause its Affiliates to, use reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of Governmental Bodies set forth in Section 5.4(a) of the Seller Disclosure Schedules, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information made by any Governmental Body, including the FTC or the DOJ, (iii) cooperate fully with the other Party in promptly seeking to obtain all such Consents and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents.  Buyer and Sellers shall (A) prepare and file required Notification and Report Forms under the HSR Act with the FTC and the DOJ, as promptly as practicable and, in no event, later than ten (10) Business Days after the date hereof, and (B) prepare and file notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Bodies set forth in Section 5.4(a) of the Seller Disclosure Schedules as promptly as practicable.  All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws.  All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.4(a) shall be paid entirely by Buyer.

(b) To the extent not prohibited by applicable Law, each of Buyer, on the one hand, and Sellers, on the other hand, shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Body, and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.4 or the transactions contemplated by this Agreement.  No Party to this Agreement shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.4 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer shall take any and all actions necessary to obtain any Consents required under or in connection with the HSR Act and any other Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Body, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Body, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or equity interests, assets, rights, products or businesses of Buyer and its Affiliates and the Acquired Companies and (B) any other restrictions on the activities of Buyer and its Affiliates and the Acquired Companies to the extent the failure to do so that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, and (iii) taking any and all other actions to prevent the entry, enactment or promulgation of any Order that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of the transactions contemplated hereby and by the Ancillary Agreements.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer, any Acquired Company or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 5.4(c), the consummation of which is not conditioned on the consummation of the Closing.

(d) In the event that any Consent listed on Section 5.4(d) of the Seller Disclosure Schedules (the “Schedule 5.4(d) Consents”) shall not be obtained prior to the Closing, each of the Parties agrees that it shall use its reasonable best efforts to obtain any such Schedule 5.4(d) Consents as soon as reasonably practicable after the Closing Date and to cause title to all equity interests in the Untransferred Entities to be transferred to Buyer for no additional consideration as promptly as possible after receipt of such Consents.  Each of Sellers agrees that it shall operate each of the Untransferred Entities (if any) subject to the restrictions set forth in Section 5.1 (mutatis mutandis) for the benefit of Buyer during the period from the Closing Date until the date upon which the transfer of such Untransferred Entity is completed (such period, a “Transition Period”) and shall pass on to Buyer (which shall assume and accept) all of the benefits and burdens arising from the operation or ownership of the Untransferred Entity during the Transition Period.

Section 5.5 Resignations.  At the Closing, Sellers shall deliver to Buyer written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of the Acquired Companies, and each of directors of the JV designated by U.S. Seller, in each case as requested by Buyer in writing at least thirty (30) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement).

Section 5.6 Public Announcements.  Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither Buyer nor Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.7 Books and Records.

(a)           For a period of seven (7) years after the Closing, but only to the extent reasonably required for the purposes set forth in this Section 5.7(a), Buyer shall, and shall cause the Acquired Companies to, use reasonable efforts to (a) give Seller and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information (not subject to the attorney-client privilege, work product doctrine, or other similar privilege, unless pursuant to a joint defense or similar agreement) with respect to the Acquired Companies relating to periods prior to the Closing for (i) the preparation of Tax returns and financial statements, (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws), (iii) the defense against any Legal Proceeding arising out of or relating to (A) the transactions contemplated herein or in any of the other Ancillary Agreements, or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Sellers, the Acquired Companies or the JV in any manner, and (b) maintain all such books and records in the same or a similar accessible format as currently existing.  The access provided pursuant to this Section 5.7(a) shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Companies.

(b)           For a period of one hundred and twenty (120) days after the Closing, but only to the extent reasonably required for the purposes set forth in this Section 5.7(b) and subject to the terms of the Confidentiality Agreement, Seller shall use reasonable efforts to give Buyer and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information (not subject to the attorney-client privilege, work product doctrine, or other similar privilege, unless pursuant to a joint defense or similar agreement) in order to prepare audited financial statements with respect to the Acquired Companies, to be completed within seventy-five (75) days of the Closing Date, relating to periods prior to the Closing, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws).  The access provided pursuant to this Section 5.7(b) shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Seller.

Section 5.8 Confidentiality Agreement.  The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9 Director and Officer Indemnification .

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Acquired Companies for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, employee or other fiduciary of an Acquired Company (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect.  For a period of at least six (6) years after the Closing Date, Buyer shall not, and shall not permit any Acquired Company to, in any manner that would adversely affect any D&O Indemnified Person, amend, repeal or modify any provision in any Acquired Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person.

(b) In the event that Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person, then, and in each such case, proper provision shall be made so that such successors, assigns or transferees shall expressly assume the obligations set forth in this Section 5.9.

(c) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.9 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person.  The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.9, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The provisions of this Section 5.9 shall survive consummation of the Closing.

Section 5.10 Employment and Benefits Arrangements.

(a) From and after the Closing Date, Buyer will honor, in accordance with their terms, all existing written employment, change in control and severance agreements between the Acquired Companies and any Company Employee.

(b) Continuing Employees.

(i) During the eighteen (18) month period commencing on the Closing Date or such shorter period as the applicable employee may be employed, Buyer and its Affiliates shall provide to each Company Employee a base salary or wage rate and annual cash bonus opportunity at least equal to such Company Employee’s base salary or wage rate and annual bonus opportunity in effect as of immediately prior to the Closing and benefits that are, in the aggregate, substantially no less favorable than those in effect immediately prior to the Closing.

(ii) For purposes of eligibility and vesting under the compensation and benefit plans, programs agreements and arrangements of Buyer or its Affiliates in which the Company Employees participate or are eligible to participate after the Closing (the “New Plans”), and benefit accrual solely for purposes of determining accrual of vacation and severance benefits under New Plans, if applicable, each such Company Employee shall be credited with his or her years of service with the Acquired Companies or any of their respective Affiliates as of the date hereof (including any predecessor) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan.  In addition, and without limiting the generality of the foregoing:  (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer or its Affiliates shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such exclusions or requirements were waived or satisfied under the comparable Company Benefit Plan, and Buyer or its Affiliates shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Closing to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Notwithstanding anything in this Section 5.10(b), the terms and conditions of employment for any Company Employees that are governed by a collective bargaining agreement immediately prior to the Closing Date shall continue to be governed by such collective bargaining agreement as of the Closing until the expiration, termination or modification of such agreement in accordance with its terms or applicable Law.

This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10 or any other provision in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10 or any other provision of this Agreement or is intended to be, shall constitute or be construed as an amendment to or modification of the Company Benefit Plans or any other employee benefit plan or arrangement of Sellers, the Acquired Companies, the JV, Buyer or their respective Affiliates, unless this Agreement explicitly states that the provision “amends” such Company Benefit Plan, or any other employee benefit plans or arrangements, or limit in any way the right of Sellers, the Acquired Companies, the JV, Buyer or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plans or arrangements.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan or arrangement.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan or arrangement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.  Nothing in this Section 5.10 or any other provision in this Agreement shall confer upon any Company Employee any right with respect to continuance of employment by Buyer or any Affiliate or limit the right of Buyer or its Affiliates to terminate the employment of any Company Employee at any time following the Closing.

Section 5.11 Termination of Affiliate Arrangements.  All Contracts between an Acquired Company, on the one hand, and Sellers and any of their respective Affiliates (other than the Acquired Companies), on the other hand, listed on Section 5.11 of the Seller Disclosure Schedules shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be satisfied.

Section 5.12 Further Assurances.  Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

Section 5.13 Tax Returns.

(a) U.S. Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by the Acquired Companies on or prior to the Closing Date.  Buyer shall not, and shall not cause or permit, any of the Acquired Companies to amend any Tax Return for any Pre-Closing Tax Period without the prior written consent of U.S. Seller, which shall not be unreasonably withheld, delayed or conditioned.

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any of the Acquired Companies that have not been filed as of the Closing Date and that relate to a Pre-Closing Tax Period or Straddle Tax Period; provided, however, that Buyer shall prepare, or cause to be prepared, such Straddle Returns in a manner consistent with past practice of the Acquired Companies (or U.S. Seller, as the case may be), except as otherwise required by Law; and provided, further, that Buyer shall deliver to U.S. Seller for its review, comment and approval a copy of such Tax Returns as soon as practicable, but in no event later than fifteen (15) days prior to the due date (taking into account any available extensions) for filing such Tax Returns, and U.S. Seller shall submit to Buyer in writing U.S. Seller’s comments with respect to such Tax Returns as soon as practicable but in no event later than one week prior to the due date (taking into account any available extensions) of such Tax Returns. Buyer shall accept and implement all comments reasonably requested by U.S. Seller, to the extent not inconsistent with Section 3.16 and this Section 5.13, relating to Taxes for which Sellers may be liable under Section 8.2.

(c) The preparation and filing of all other Tax Returns shall be within the control of Buyer.

(d)           U.S. Seller shall be responsible for any Circular 698 Tax Obligations, and shall pay or cause to be paid any Taxes due in connection therewith.

Section 5.14 Mutual Assistance and Cooperation.  After the Closing Date, U.S. Seller and Buyer shall, subject to Section 5.2, Section 5.7, and Section 5.8:

(a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Return of the Acquired Companies;

(b) cooperate fully in preparing for any audit of, or dispute with any Taxing Authority regarding, any Tax Return of the Acquired Companies;

(c) make available to the other party and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes of the Acquired Companies; and

(d) furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any audit or information request with respect to the Acquired Companies for Taxes for which the other party may have a liability.

Section 5.15 Exclusive Dealing.

(a)           During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, Sellers shall not take, and shall cause the Acquired Companies and their respective Affiliates and Representatives to refrain from taking, any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning the purchase of the Acquired Companies (whether by merger, recapitalization or other similar transaction).

(b)           Immediately following the execution of this Agreement, Sellers shall, and shall cause its Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and Representatives), concerning the purchase of the Acquired Companies.

Section 5.16 No Hire and Non-Solicitation of Employees.  Neither Sellers nor any of their respective Affiliates shall at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Company Employees without Buyer’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Company Employees, who is not terminated by Buyer or any of its Affiliates subsequent to the Closing, without Buyer’s prior written consent; provided, that this Section 5.16 shall not prevent Sellers or any of their respective Affiliates from hiring any of the Company Employees who (x) are terminated by Buyer or the Acquired Companies or (y) respond to a General Solicitation by Sellers or any of their respective Affiliates.  For purposes of this Section 5.16, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise (each such search, a “General Solicitation”); provided, further, that any General Solicitation by Sellers or any of their respective Affiliates shall not be focused or targeted on the Company Employees specified on Section 5.16 of the Seller Disclosure Schedules.

Section 5.17 Covenant Not to Compete.  In light of the extensive knowledge possessed by Sellers and their respective Affiliates in respect of the Acquired Companies and the Business, and for good and valuable consideration which the Parties acknowledge, it is mutually agreed that, for the period commencing at the Closing and ending on the second (2nd) anniversary of the Closing Date (the “Non-Compete Period”), none of the Parent Entities shall engage (including through the provision of management, advisory or technical services or through a joint venture or partnership) in the Business, anywhere in the world (“Competitive Activities”) without the prior written consent of Buyer; provided, that each Parent Entity may engage in any business or activity (and natural evolutions thereof) conducted or engaged in by Parent or its Affiliates prior to July 25, 2013.  Notwithstanding the foregoing, Buyer hereby agrees that (a) the foregoing covenant shall not be deemed breached as a result of the ownership by the Parent Entities (i) of the stock of a Person engaged, directly or indirectly, in Competitive Activities if owned by a pension fund managed by a Parent Entity; (ii) of less than an aggregate of ten percent (10%) of the stock of a Person engaged, directly or indirectly, in Competitive Activities (such Person, a “Competing Person”); or (iii) of the stock of a Competing Person if the revenues derived from such Competitive Activities do not exceed ten percent (10%) of gross annual revenues of such Competing Person for the most recently completed fiscal year, and (b) any acquisition by a Parent Entity of a Competing Person who derives more than ten percent (10%) but no more than forty percent (40%) of its gross annual revenues for the most recently completed fiscal year from Competitive Activities shall not require the prior written consent of Buyer if (i) the applicable Parent Entity takes steps to divest as promptly as reasonably practicable the portion of such Competing Person’s business engaged in the Competitive Activities and (ii) Parent gives notice to Buyer of the proposed divestiture and an opportunity to participate in the divestiture process.

Section 5.18 Notification of Certain Matters.  Sellers, on the one hand, and Buyer, on the other hand, shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; and

(c) any inaccuracy of any representation or warranty contained in this Agreement (i) of Sellers of which Sellers obtain knowledge that would cause the condition set forth in Section 6.3 not to be satisfied or (ii) of Buyer of which Buyer obtains knowledge that would cause the condition set forth in Section 6.2 not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty, covenant or indemnification right or obligation of any Party; provided, further, that the failure by Sellers to so notify Buyer shall not be deemed a breach of covenant for purposes of Article 7 or Article 8 hereof.

Section 5.19 Transfer Taxes.  Any Transfer Taxes, excluding, for the avoidance of doubt, any Circular 698 Tax Obligations, incurred as a result of the transfers effected pursuant to this Agreement shall be borne by one-half by Buyer and one-half by Sellers.

Section 5.20 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments (except that, subject to the limitations set forth in Section 4.4(a), Buyer may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof (but not to make any other changes), if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the financing under the Financing Commitments or the consummation of the transactions contemplated by this Agreement).  Without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to (i) maintain in effect the Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Buyer in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Financing Commitments, and (iv) consummate the Financing at or prior to the Closing.  Without limiting the generality of the foregoing, Buyer shall give Sellers prompt notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing; and (C) if for any reason Buyer believes in good faith that (1) there is (or there is likely to be) a dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing or (2) there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing.  As soon as reasonably practicable, but in any event within five (5) Business Days after the date Sellers deliver to Buyer a written request, Buyer shall provide any information reasonably requested by Sellers relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.  If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Buyer shall use its reasonable best efforts to arrange and obtain financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.  Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and concurrently provide copies of all documents provided to or by the lenders or otherwise related to the Financing to Sellers.

(b) Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Article 6.

Section 5.21 Lenders.  Notwithstanding anything to the contrary contained herein or otherwise, each Seller acknowledges and agrees that it cannot directly enforce the lenders’ obligations with respect to the Financing Commitments against such lenders.  This Section 5.21 is intended to be for the benefit of, and shall be enforceable by, such lenders and their respective successors and assigns.  Notwithstanding anything to the contrary contained herein or otherwise, each Seller agrees and acknowledges that Buyer does not and will not have any obligation (whether or not requested by any Seller) under this Agreement (including, without limitation, pursuant to Section 9.11) to initiate or participate in any action, suit, or proceeding, whether at law or in equity, against such lenders with respect to any matter related to or arising out of this Agreement or the Financing Commitments.

Section 5.22 Bank Accounts.  As promptly as reasonably practicable, but in no event later than twenty (20) days after the date hereof, U.S. Seller shall provide to Buyer a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Acquired Companies, together with the names of all Persons who are authorized signatories or have access thereto or control thereover.

Section 5.23 Certain Intellectual Property Matters.

(a) As soon as practicable after the Closing Date, but no later than ninety (90) days thereafter, Buyer shall, and shall cause each of the Acquired Companies (including Power-One SAS, Power-One Limited, Power-One Ireland Limited, Power-One B.V., Power-One Pte. Ltd., Power-One s.r.o., Power-One AG, Power-One Limited, Power-One Limited Liability Company, Power-One Co., Ltd., and Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd.), as applicable, to (i) discontinue all use of the names, trademarks and service marks containing “POWER-ONE” (the “POWER-ONE Marks”) and any term or designation confusingly similar thereto as, or as part of, a corporate name, business name or trade name, (ii) take action to change each Acquired Company’s corporate name, business name and trade name to a name that does not include the POWER-ONE Marks and is not confusingly similar thereto and (iii) take all actions necessary and appropriate to (x) change each Acquired Company’s corporate and business name with the appropriate Governmental Bodies, including effecting the amendment of any by-laws, corporate formation agreements, or similar documents, (y) to the extent applicable, de-register such name, including making all filings with appropriate Governmental Bodies, necessary to effect such changes, and (z) to the extent applicable, amend the necessary agreements and make the necessary governmental filings to adopt and register a new name for each applicable Acquired Company.  During the foregoing 90-day period after the Closing Date, the Acquired Companies may use the “POWER-ONE” name as their corporate name solely for the purposes of winding down such use and transitioning to the new name(s) referred to in clause (ii) above.  In the event that Buyer requires additional time for completion of the foregoing actions within such 90-day period, Buyer may request an extension of thirty (30) days by written notice to U.S. Seller no later than sixty (60) days after the Closing Date, and U.S. Seller shall not unreasonably withhold its consent to such a request.  Buyer shall certify in writing to U.S. Seller that Buyer has complied with this Section 5.23(a) within one-hundred twenty (120) days of the Closing Date.  Nothing in this Section 5.23(a) requires Buyer or its current Affiliates to discontinue the use of any names, trademarks or service marks used by Buyer or its current Affiliates as of the date hereof.

(b) Prior to and after the Closing Date, should it be brought to the attention of either Party that any POWER-ONE Marks are owned by any of the Acquired Companies, such Party shall provide a written notice thereof to the other Party hereto and, as soon as practicable thereafter, any such POWER-ONE Mark shall be assigned by the respective Acquired Company, and, to the extent applicable, shall be caused by Buyer to be so assigned, to U.S. Seller pursuant to a trademark assignment agreement substantially in the form of the assignment agreement used to assign to U.S. Seller registered trademark nos. CN1706063 and CN6199603.  All such POWER-ONE Marks shall, immediately upon their assignment to U.S. Seller, be deemed “Licensed Marks” under the Trademark License Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by both Buyer, on the one hand, and Sellers, on the other hand), at or prior to the Closing, of each of the following conditions:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) Any applicable waiting period (and any extension thereof) or Consent required under any of the Antitrust Laws set forth in Section 6.1(b) of the Seller Disclosure Schedules shall have expired or been terminated or obtained, as applicable.

(c) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement.

Section 6.2 Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions at or prior to the Closing:

(a) (i) The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date; provided, that in respect of the representations and warranties of Sellers contained in Section 3.3(b), the term “de minimis respects” shall mean a failure of such representations and warranties to be true and correct with respect to no more than three percent (3%) of the outstanding equity interests of the applicable Acquired Company, and (ii) the representations and warranties of Sellers contained in Article 3 of this Agreement (other than those set forth in clause (i) of this Section 6.2(a)) shall be true and correct as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date) except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing as of the Closing Date.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, stating on behalf of each Seller, as applicable, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Other Conditions to the Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Sellers, of each of the following conditions at or prior to the Closing:

(a) (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representation and warranties that are specifically made as of a particular date shall be true and correct in all material respects), and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in clause (i) of this Section 6.3(a)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date.

ARTICLE 7

TERMINATION

Section 7.1 Termination.  At any time prior to the Closing, this Agreement may be terminated on the grounds set forth below by written notice setting forth a brief description of the basis of termination (other than in the case of a termination pursuant to Section 7.1(a)):

(a) by the mutual written consent of Buyer and Sellers;

(b) by either Buyer, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred on or before August 30, 2014 or such other date that Buyer and Sellers may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to Buyer or Sellers, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Buyer, on the one hand, or Sellers, on the other hand, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c), if applicable, shall have used the efforts required by Section 5.3 and Section 5.4 to contest and remove such Law or Order;

(d) by Buyer, if (i) there shall have been a breach by Sellers of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.2(a) or (b) to be satisfied, (ii) Buyer is not then in breach of any provision of this Agreement and (iii) such breach by Sellers shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) days after receipt by Sellers of written notice of such breach from Buyer; or

(e) by each Seller, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.3(a) or (b) to be satisfied, (ii) such Seller is not then in breach of any provision of this Agreement and (iii) such breach by Buyer shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) days after receipt by Buyer of written notice of such breach from such Seller.

Section 7.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 7:

(a) this Agreement shall forthwith become null and void (except for this Section 7.2, Section 5.6, Section 5.8, and Article 9, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b) there shall be no liability of any kind on the part of Buyer or Sellers or any of Buyer’s or Sellers’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members, or lenders with respect to the financing commitment referenced in Section 4.4; provided, however, that termination pursuant to this Article 7 shall not relieve either Party from such liability (i) pursuant to the sections specified in Section 7.2(a) that survive termination or (ii) for any Intentional Breach of this Agreement prior to such termination or for fraud.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) Subject to the other terms and conditions of this Article 8, each of the representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 8.2(a) or Section 8.3(a), as applicable) on the date that is one (1) year after the Closing Date.  Notwithstanding the foregoing, the representations and warranties contained in (i) Sections 3.1 (“Organization and Authority of Sellers”), (ii) 3.2(a) (“Organization”) and 3.3 (“Capitalization; Organizational Documents”) of this Agreement (collectively, the “Seller Fundamental Representations”) and the right to indemnification for breach thereof shall survive indefinitely; (ii) Sections 4.1 (“Organization and Authority of Buyer”) and 4.6 (“Investment Purpose”) of this Agreement (the “Buyer Fundamental Representations”) and the right to indemnification for breach thereof shall survive indefinitely; (iii) Section 3.17 (“Environmental Matters”) of this Agreement and the right to indemnification for breach thereof shall expire on the date that is two (2) years after the Closing Date, and (iv) Section 3.16 (“Taxes”) of this Agreement and the right to indemnification for breach thereof shall expire on the date that is four (4) years after the Closing Date.

(b) Each of the covenants and other agreements contained in Section 5.1 of this Agreement shall expire (together with any right to assert a claim under Section 8.2(b) or Section 8.3(b), as applicable) on the date that is ninety (90) days after the Closing Date.

(c) It is the express intent of Buyer and Sellers that, (i) if the applicable period set forth in Section 8.1(a) or Section 8.1(b) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable, and (ii) each Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse the other Party after the last date that is within the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable, with respect to any particular claim for indemnification, and all rights and remedies that may be exercised by a Party with respect to such representations, warranties, covenants and other agreements and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable.  Buyer and Sellers further acknowledge that the survival periods set forth in Section 8.1(a) or Section 8.1(b) are the result of arms’ length negotiations between Buyer and Sellers and that Buyer and Sellers intend for such survival periods to be enforced as agreed by Buyer and Sellers.

(d) Notwithstanding anything to the contrary herein, any Claim properly asserted in good faith pursuant to Section 8.5 prior to the expiration of the applicable survival period set forth in Section 8.1(a) or Section 8.1(b) shall survive until such Claim is fully and finally resolved.

Section 8.2 Indemnification by U.S. Seller.  Subject to the other terms and conditions of this Article 8, from and after the Closing, U.S. Seller shall indemnify, defend and hold harmless Buyer (including its directors, officers and Affiliates) from and against, and shall pay and reimburse Buyer for, any and all Losses of Buyer to the extent arising out of:

(a) any inaccuracy in or breach of any representation or warranty of Sellers contained in Article 3 of this Agreement;

(b) any breach of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(c) any and all liability of the Acquired Companies existing prior to the Closing Date arising from, or otherwise in connection with, the following Legal Proceedings; Syn Qor, Inc. v. Power One, Inc. et al., Civil Action No. 2:07cv497TJW/CE and Syn Qor, Inc. v. Power One, Inc. et al., Civil Action No. 2:11-CV-0444-DF (collectively, the “Syn Qor Liability”); or

(d) any and all liability of Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd. arising from, or otherwise in connection with, the September 30, 2010 tax audit report of the Italian tax authorities in Arezo and the related November 20, 2010 and August 8, 2012 tax assessment notices, as further described in Section 3.16(d)(1) of the Seller Disclosure Schedules (the “Magnetek Liability”).

Section 8.3 Indemnification by Buyer.  Subject to the other terms and conditions of this Article 8, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers (including its directors, officers and Affiliates) against, and shall pay and reimburse Sellers for, any and all Losses of Sellers to the extent arising out of:

(a) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article 4 of this Agreement; or

(b) any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4 Limitations and Other Matters Relating to Indemnification.

(a) U.S. Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse Buyer under Section 8.2:

(i) unless and until the aggregate amount of all Losses subject to indemnification under Section 8.2 exceeds $4,000,000 (the “Seller Indemnification Threshold”), and once the Seller Indemnification Threshold has been exceeded, U.S. Seller shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Seller Indemnification Threshold (subject to the limitations set forth in Section 8.4(b)); provided, however, that the Seller Indemnification Threshold shall not apply in any manner whatsoever to any breach of a Seller Fundamental Representation, any breach of a covenant (other than Section 5.1) by any Seller or the Syn Qor Liability; and

(ii) unless and until the amount of Losses subject to indemnification under Section 8.2 arising from any particular inaccuracy in or breach of any representation, warranty or covenant of Sellers in this Agreement exceeds $300,000 (the “Seller Per Claim Threshold”), and once the Seller Per Claim Threshold has been exceeded, U.S. Seller shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Seller Per Claim Threshold (subject to the limitations set forth in Section 8.4(b)), and such Losses below the Seller Per Claim Threshold shall not be counted toward the Seller Indemnification Threshold; provided, however, that the Seller Per Claim Threshold shall not apply in any manner whatsoever to any breach of a Seller Fundamental Representation, any breach of a covenant (other than Section 5.1) by any Seller, the Syn Qor Liability, or the Magnetek Liability.

For purposes of calculating Losses under this Section 8.4, any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements will be disregarded.

(b)

(i) U.S. Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse Buyer under Section 8.2 to the extent the aggregate amount of Losses incurred by Buyer as a result of any breach or inaccuracy described in Section 8.2 exceeds $11,700,000; provided, however, that the limitation in this Section 8.4(b)(i) shall not apply in any manner whatsoever to any breach of a Seller Fundamental Representation, any breach of a covenant (other than Section 5.1) by any Seller, the Syn Qor Liability, or the Magnetek Liability.

(ii) Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse Sellers under Section 8.3 to the extent the aggregate amount of Losses incurred by Sellers as a result of any breach or inaccuracy described in Section 8.3 exceeds $11,700,000; provided, however, that the limitation in this Section 8.4(b)(ii) shall not apply in any manner whatsoever to any breach of a Buyer Fundamental Representation.

(c) The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 8 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”).  If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Third-Party Payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(d) The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 8 shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Losses by the Indemnified Party.  The Indemnified Party shall be deemed to have “actually realized” a Tax benefit to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit.  If a Tax benefit is actually realized by an Indemnified Party with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after such Tax benefit is actually realized) pay to the Indemnifying Party an amount equal to such actually realized Tax benefit or, if it is a lesser amount, the amount of such previously indemnified Losses.  If a Tax benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax benefit to be actually realized.

(e) Each of Buyer and Sellers shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article 8 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(f) Notwithstanding anything to the contrary herein, neither Party shall be liable under this Article 8 or otherwise for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants of such Party contained in this Agreement if the other Party had actual knowledge of such inaccuracy or breach prior to the Closing Date.

(g) Notwithstanding anything to the contrary herein, in no event shall Buyer, on the one hand, or Sellers, on the other hand, be required to indemnify, defend, hold harmless, pay or reimburse the other Party for Losses under this Article 8 to the extent such Losses (i) were considered in the determination of the Final Adjustment Report pursuant to Section 2.4, (ii) were reserved for or reflected in the Financial Statements, or (iii) in the case of Sellers, resulted from the failure by Sellers or any Acquired Company to take any action prohibited by Section 5.1(b) of this Agreement if Sellers requested the consent of Buyer to take such action and Buyer withheld such consent.  Any Losses subject to indemnification hereunder shall be determined without duplication of recovery.

Section 8.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article 8 shall be made in accordance with the procedures set forth in this Section 8.5.  A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 8 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim.  Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Seller in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly, but in any event not later than five (5) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than five (5) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any such Claim (including any Direct Claim).  For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by Sellers) or U.S. Seller (in the case of a claim for indemnification by Buyer).

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense.  The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it.  If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 8.5(b)), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing.  Buyer and Sellers shall reasonably cooperate with each other in connection with the defense of any Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld in the event that the Indemnified Party has assumed control of the defense of such Third-Party Claim in accordance with this Section 8.5).

Section 8.6 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article 8 shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.7 Exclusive Remedy; No Duplication; No Set-off.

(a) From and after the Closing, the Parties acknowledge and agree that (i) this Article 8 shall be the sole and exclusive remedy of Buyer, on the one hand, and Sellers, on the other hand, in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer, on the one hand, nor Sellers, on the other hand, shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Shares pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 8, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 8; provided, however, that nothing in this Section 8.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 9.11.

(b) Neither Buyer nor Sellers shall have any right to set-off any claim for indemnification pursuant to this Article 8 against any payment due pursuant to any other provision of this Agreement or any Ancillary Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Limitation on Liability.  No Party will be liable to any other Party to this Agreement, any of such other Party’s Affiliates or any third party for any indirect, consequential, incidental, speculative, punitive, special, exemplary or similar Losses (even if such Party has been advised of the possibility of such Losses), including loss of revenue or anticipated profits, loss of data, loss of customers or clients, loss of opportunity, loss of business opportunity or lost business. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory.

Section 9.2 Fees and Expenses.  Except as otherwise expressly provided in this Agreement or in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

Section 9.3 Notices.  All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via facsimile or email (to be followed promptly by delivery via a nationally recognized overnight courier, return receipt requested) during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day.  Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 9.3):

If to Sellers:
ABB Ltd
Affolternstrasse 44
8050 Zurich Switzerland
Attention:  Diane de Saint Victor, General Counsel
Fax:  + 41 43 317 79 92
E-mail: diane.desaintvictor@ch.abb.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Email: nwhoriskey@cgsh.com
Attention: Neil Q. Whoriskey

If to Buyer:
Bel Fuse Inc.
206 Van Vorst Street
Jersey City, NJ 07302
Attention:  Sejal Parikh-Mukherjee
Fax:  201-432-9542
Email: smukherjee@belf.com

with a copy (which shall not constitute notice) to:
DeCotiis, FitzPatrick & Cole, LLP
500 Frank W. Burr Blvd.
Teaneck, NJ 07666
Attention:  Jeffrey G. Kramer
Fax:  (201) 928-0588
Email: jkramer@decotiislaw.com

Section 9.4 Entire Agreement.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.5 Amendment.  This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 9.6 Waivers.  Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving.  No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver.  Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 9.7 Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 No Third Party Beneficiaries.  Except to the extent provided in Section 5.9, 5.21, and 9.10 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Except to the extent provided in Section 5.9, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 9.9 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party except that Buyer, with the prior written consent of Sellers, not to be unreasonably withheld, may designate one or more Affiliates as the purchaser of the Shares, and any purported assignment or delegation in contravention of this Section 9.9 shall be null and void and of no force and effect.  Subject to the preceding sentences of this Section 9.9, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.

(b) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan (collectively, the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (including any Legal Proceeding related to the Financing Commitments), (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts and (v) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  For the avoidance of doubt, the preceding sentence shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 9.10(b).  Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(c) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, IN EACH CASE, ANY LEGAL PROCEEDING RELATED TO THE FINANCING COMMITMENTS).  EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

This Section 9.10 is intended to be for the benefit of, and shall be enforceable by, the lenders with respect to the Financing Commitments and their respective successors and assigns.

Section 9.11 Remedies.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor.  Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.  A Party seeking any order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.12 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.  The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in the Seller Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.  Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

(b) For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e) The Seller Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules relate; provided, however, that the disclosure of any information in any section of the Seller Disclosure Schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure is applicable or relevant.

Section 9.13 Counterparts and Electronic Signatures.  This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document.  A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 9.14 Time is of the Essence.  Time is of the essence in the performance of the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BEL FUSE INC.

By: /s/ Daniel Bernstein
Name: Daniel Bernstein
Title: Chief Executive Officer and President

POWER-ONE, INC.

By: /s/ Natascia Rubinic
Name: Natascia Rubinic
Title: Authorized Person

By: /s/ Michel Roubert
Name: Michel Roubert
Title: Authorized Person

PWO HOLDING B.V.

By: /s/ Natascia Rubinic
Name: Natascia Rubinic
Title: Authorized Person

By: /s/ Michel Roubert
Name: Michel Roubert
Title: Authorized Person

[Signature Page to Stock Purchase Agreement]